SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
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                              Exchange Act of 1934

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



                                                      PIMCO Funds


                                                      840 Newport Center Drive
                                                      Post Office Box 6430
                                                      Newport Beach, CA 92658
                                                      Tel:  800 927-4648


P   I   M   C   O
                                                               February 25, 2000

Laura Kuperman
Mutual Fund Analyst
Institutional Shareholder Services
1455 Research Boulevard
Rockville, MD 20850

                  Re: Proxy Analysis of PIMCO Funds: Pacific Investment Management Series (the "Trust")

Dear Ms. Kuperman:

                  We understand that Institutional Shareholder Services ("ISS") has issued an analysis of the Trust's recent proxy statement with respect to a March 3, 2000 meeting of its Shareholders (the "Proxy Analysis"). We have reviewed the Proxy Analysis and would like to offer our clarification of several misperceptions that you may have concerning that portion of the Proxy Analysis discussing proposed amendments to the Trust's Declaration of Trust (the "Amendments"). We believe that the Proxy Analysis in particular misstates the impact of the proposed Amendments in light of both current terms of the existing Declaration of Trust and of the regulatory and disclosure regime imposed on the Trust by the Investment Company Act of 1940 (the "1940 Act").

                  The principal purpose of the proposed Amendments is to provide clarification of certain matters under the Trust's current trust instrument, and to provide the Trust with greater flexibility in responding to changing market conditions. The Proxy Analysis fails to convey that this increased flexibility has the potential both to enhance the operating efficiency of each series of the Trust (a "Fund") and to reduce certain operating costs, both of which we believe benefit shareholders. In particular, the proposed Amendments would permit the Funds to engage in certain specified activities, consistent with other applicable legal requirements, without incurring the substantial costs and time delay involved in holding a meeting of shareholders. As the costs of preparing for and holding a shareholders' meeting are substantial and are paid out of Fund assets under normal circumstances, any cost savings would benefit the Funds and their shareholders. It is important to note, however, that the Funds remain fully subject to the disclosure obligations and substantive legal restrictions applicable to all investment companies registered under the 1940 Act and therefore no action would ever be taken by a Fund without appropriate advance notice and disclosure to shareholders.

                  Moreover, the Proxy Analysis inaccurately implies that the Amendments would permit a Fund to raise its investment advisory fees without the approval of shareholders. Section 15 of the 1940 Act prohibits a Fund from increasing investment advisory fees unless such a change is first approved by shareholders of the Fund. None of the proposed changes described in the proxy statement state or imply that a Fund would be able to increase investment advisory fees without shareholder approval.

                  The Proxy Analysis also states that, under the Amendments, "shareholders would not be consulted before the domicile of the trust is changed, or the trust is terminated." First, under the current Declaration of Trust it is arguably within the power of the Trustees to terminate the Trust without shareholder approval. The Amendments therefore do not restrict existing shareholder rights in the regard. Second, the Trust was organized as a Massachusetts business trust in 1987, has operated as such since that time, and has no intention of changing its domicile, nor can the Trustees or management articulate at present any reason that the Trust might later do so. Moreover, as noted above, any proposed reorganization or termination of the Trust or a Fund would be subject to disclosure requirements under the federal securities laws. Accordingly, the Trust would disclose the details of any such transaction to its shareholders prior to the consummation of the transaction to the full extent required by applicable law. In addition, they would have the opportunity, as they do currently, to request the redemption of their shares of any Fund at its then-current net asset value if they objected to any proposed transaction. Therefore, shareholders would, in fact, be consulted prior to the proposed reorganization or termination of a Fund and would have the opportunity to liquidate their investments in the Fund if they should object to the proposed changes.

                  Further, the Proxy Analysis mistakenly asserts that the Amendments would provide the Board of Trustees with "unlimited reign over the management of the fund's assets and the charter document and state laws that govern such management." As an initial observation, the Board already has substantial authority to manage the Funds' assets, subject to fiduciary obligations imposed under state law and the 1940 Act. Moreover, under the Amendments, the authority of the Board and management to manage a Fund's assets would continue to be limited by federal and state laws, the terms of the Declaration of Trust, and the fiduciary obligations of the Trustees and management. The Amendments do not, and could not, deny shareholders the rights and protections granted to them under applicable federal and state laws, and they in no way lessen applicable fiduciary obligations to shareholders.

                  The Proxy Analysis implies that the Amendments grant the Trustees wide-ranging authority to amend the Declaration of Trust, and incorrectly states that the current Declaration of Trust requires a shareholder vote for any amendment to the Declaration of Trust. The Amendments would in fact permit the Board to make subsequent changes to the Declaration of Trust only in limited circumstances, such as to conform the Declaration of Trust to federal or state laws, or to make any other change that does not materially adversely effect the rights of shareholders (Section 8.3 of the proposed Declaration of Trust). This is consistent with the current Declaration of Trust, which allows the Board to amend the Declaration of Trust, provided that the amendment does not materially adversely effect the rights of shareholders.

                  We further note that the independent Trustees of the Trust, who currently constitute a majority of the Board, provide a significant control on management of the Trust. Such independent members of the Trust's Board of Trustees are statutorily-mandated representatives of the interests of shareholders. In the proxy statement, it is proposed that shareholders elect additional independent members to the Board, so that independent Trustees will comprise a "super-majority" of the Board. We believe that the proposed Amendments -- which in our view would principally (i) clarify existing ambiguities in the current Declaration of Trust and (ii) otherwise permit ease of Trust operations -- also should be considered in light of this further enhancement of the Board's independence from management.

                  In light of the foregoing, the Trust asks ISS to reconsider its recommendation and either (i) publish a revised ISS proxy analysis noting that the ISS recommendation on the proposal has changed, (ii) forward a copy of this letter to the institutional shareholders to whom ISS has provided the Proxy Analysis either by mail or electronic means, or (iii) provide the Trust with the names and address of these institutional shareholders so that the Trust can forward a copy of this letter to the institutional shareholders directly. If you have any questions or concerns regarding the issues discussed in this letter, please contact me directly at 949-720-6519.

Sincerely yours,

/s/ Jeffrey M. Sargent
Jeffrey M. Sargent
Senior Vice President